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                                    EXHIBIT 1

              Information Concerning the Directors and Officers of
                    Chinese Universal Technologies Co., Ltd.

The names and present principal occupations of the directors and executive officers of Chinese Universal Technologies Co., Ltd. ("CUT") are set forth below. During the last five years, none of these individuals has been convicted in any criminal proceeding or has been a party to any civil proceeding of a judicial or administrative body as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding violations with respect to such laws. All of the individuals listed below are citizens of the country of Taiwan.

                                                                                                     Direct or
                                          Present                                                     Indirect
                                         Principal                                                   Beneficial
                     Position with      Occupation or                                                 Ownership
      Name                CUT            Employment                       Address                      in CUT
      ----                ---            ----------                       -------                      ------
Jeanne Lai             Director,        President of CUT        7F-301,61 SEC Gun Gyi Road             11.10%
                       President                                403 Taichung, Taiwan

Win Jang Hwang         Director,        President of UTL Co.    7F-301,61 SEC Gun Gyi Road              2.20%
                       Secretary                                403 Taichung, Taiwan

Shan Jong Lin          Director         General Manager of      7F-301,61 SEC Gun Gyi Road             18.64%
                                        ZEN Technologies Co.    403 Taichung, Taiwan

Cheng Chung Chu        Director         President of Zen        7F-301,61 SEC Gun Gyi Road             18.64%
                                        Technologies Co.        403 Taichung, Taiwan

Nancy Lai              Director         Government              7F-301,61 SEC Gun Gyi Road                 0%
                                        employee                403 Taichung, Taiwan